Exhibit 99.1

        FARO Raises Earnings Guidance For 2004 Following 22 Cents Per
                      Diluted Share In The Third Quarter

    LAKE MARY, Fla., Nov. 4 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported net income of $3.1 million, or 22 cents per diluted share in the third quarter of 2004, compared to $3.3 million, or 26 cents per diluted share in the third quarter of 2003, which included $1.1 million (8 cents per diluted share) in other income related to a settlement from arbitration. Sales for the quarter increased $4.2 million, or 21.9% to $23.4 million, from $19.2 million in the third quarter of 2003. New orders in the third quarter increased $6.1 million, or 35.3% to $23.4 million, compared to $17.3 million in the third quarter of 2003. Gross margin increased 5.6 percentage points to 63.1% in the quarter, from 57.5% in the third quarter of 2003.
    Income from operations increased $1.1 million from $2.7 million in the third quarter of 2003 to $3.8 million in the third quarter of 2004. This increase was primarily a result of an increase in gross profit of $3.8 million, offset by a $2.4 million increase in SG&A expenses. Operating margin improved to 16.4% in the third quarter of 2004, compared to 14.1% in the third quarter of 2003.
    Income tax expense in the third quarter of 2004 was $690,000 or 18% of income before taxes, compared to $488,000 or 13% in the year-ago quarter.
    Regionally, sales in the Americas decreased marginally from $10.4 million in the third quarter of 2003 to $9.9 million in the third quarter of 2004, while new orders increased 22.4% from $8.5 million in the third quarter of 2003 to $10.4 million in the third quarter of 2004. Sales in the Europe/Africa region increased 50.0% to $9.9 million from $6.6 million in the third quarter of 2003 resulting in large part from the successful deployment of 20 new sales people. Sales in the Asia/Pacific region grew 66.7% to $3.5 million, from $2.1 million in the third quarter of 2003 primarily due to $1.0 million in sales from the Company's new sales offices in China.
    "As we forecast last quarter, higher sales in Asia and Europe along with a continued strong gross margin helped to offset higher G&A costs in part related to our Sarbanes Oxley Section 404 compliance activities, and start up costs in Korea and India," said Simon Raab, CEO. "We expect to incur an additional $500,000 in professional fees in the fourth quarter to assist FARO in its Sarbanes Oxley Section 404 compliance activities. In addition to our international expansion, we will continue to invest in new research and development initiatives and the addition of application engineers to support our newer products. We are taking these steps in an effort to create and capture an increasing portion of the large, underserved CAM2 market."

    Outlook for the remainder of 2004
    We expect sales in the fourth quarter to be in the range of $25.5 - $31.5 million, which will bring our total for 2004 to our previously announced increased range of $94-$100 million. The fourth quarter is usually the strongest, based on our typical seasonality. As a result of our year-to-date earnings per share and our forecasted sales or the fourth quarter, we are raising our earlier forecast for net income of $0.85-$1.00 per diluted share in 2004 to $0.95-$1.05.
    A conference call reviewing the third quarter of 2004 will be held Friday, November 5, 2004 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800.223.9488 five minutes prior to start time. International callers should dial 785.832.1508. The Conference ID is "FARO". A recording of the call will be available until February 5, 2005 by dialing
800.839.5687. International callers should dial 402.220.2569. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at:

http://phx.corporate-ir.net/phoenix.zhtml?p=iroleventDetails&c=99722&event
ID=960288

    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow
    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward- looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:
    * our inability to maintain historical or projected fourth quarter sales growth rates;
    * our inability to maintain or reduce operating expenses or maintain or increase our gross margin or operating margin;
    * difficulties in ramping up sales in Asia
    * higher than expected increases in expenses relating to our Asian expansion or our Swiss manufacturing facility;
    * difficulties in recruiting research and development engineers, and application engineers
    * our inability to further penetrate our customer base;
    * development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
    * our inability to maintain our technological advantage by developing new products and enhancing our existing products;
    * the cyclical nature of the industries of our customers and the financial condition of our customers;
    * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;
    * fluctuations in our annual and quarterly operating results as a result of
(i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements, (viii) our success in expanding our sales and marketing programs, (ix) start- up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue and without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; and (xii) adverse changes in the manufacturing industry and general economic condition;
    * the inability of our products to displace traditional measurement devices and attain broad market acceptance;
    * the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;
    * risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;
    * the loss of our CEO or Executive VP or other key personnel; * our inability to identify, consummate, or achieve expected benefits from acquisitions;
    * the failure to effectively manage our growth;
    * the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms;
    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

        FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                SUMMARY FINANCIAL TABLE
         CONSOLIDATED STATEMENTS OF OPERATIONS
                      (UNAUDITED)

                              Three Months Ended        Nine Months Ended
                             Oct 2,       Sep 27,      Oct 2,       Sep 27,
                              2004         2003         2004         2003

    SALES                  $23,375,534  $19,183,956  $68,477,573  $48,831,690

    COST OF SALES            8,618,268    8,153,080   25,028,540   20,235,693

    Gross profit            14,757,266   11,030,876   43,449,033   28,595,997

    OPERATING EXPENSES:
     Selling                 5,803,462    4,331,615   17,599,453   12,603,913
     General and
      administrative         3,216,588    2,380,333    8,416,165    6,577,951
     Depreciation and
      amortization             566,610      471,789    1,661,305    1,599,434
     Research and
      development            1,335,896    1,135,452    3,983,645    3,079,075

    Total Operating
     Expenses               10,922,556    8,319,189   31,660,568   23,860,373

    INCOME (LOSS) FROM
     OPERATIONS              3,834,710    2,711,687   11,788,465    4,735,624

    OTHER INCOME
     (EXPENSES)
     Interest income            85,847       14,541      233,826       50,695
     Other income, net        (163,687)   1,109,155      215,471    1,443,625
     Interest expense           (1,283)     (13,345)      (6,006)     (47,903)

    NET INCOME BEFORE
     INCOME TAX              3,755,587    3,822,038   12,231,756    6,182,041

    INCOME TAX EXPENSE         690,176      488,150    2,215,346      800,738

    NET INCOME              $3,065,411   $3,333,888  $10,016,410   $5,381,303

    NET INCOME PER SHARE -
     BASIC                       $0.22        $0.28        $0.73        $0.45

    NET INCOME PER SHARE -
     DILUTED                     $0.22        $0.26        $0.72        $0.42

    Weighted average
     shares - Basic         13,932,463   12,036,348   13,677,119   11,938,627

    Weighted average
     shares - Diluted       14,064,767   12,946,088   13,831,998   12,666,995

    SELECTED CONSOLIDATED BALANCE SHEET DATA
                 (UNAUDITED)
                                                                     Oct 2, 2004
    Cash and investments                                     $35,260,219
    Current assets                                           $77,261,918
    Total assets                                             $94,485,521
    Current liabilities                                      $11,295,133
    Long-term debt - less current portion                        $78,957
    Total liabilities                                        $12,538,397
    Total shareholders' equity                               $81,947,124
    Total liabilities and shareholders' equity               $94,485,521


    SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
                  (UNAUDITED)
                                                                     Oct 2, 2004
    Net cash provided by (used in) operating activities   $3,359,047
    Net cash provided by (used in) investing activities  $(9,601,607)
    Net cash provided by (used in) financing activities   $1,146,254
    Effect of Exchange Rate Changes on Cash                $(154,224)
    Cash and Cash Equivalents, Beginning of Period       $17,424,901
    Cash and Cash Equivalents, End of Period             $12,174,371


SOURCE  FARO Technologies, Inc.
    -0-                             11/04/2004
    /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911, or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.faro.com/
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW CPR
SU:  ERN ERP CCA MAV